Exhibit 4.2

Execution Version

MEDIVATION, INC.

as Issuer

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

First Supplemental Indenture

Dated as of March 19, 2012

to Indenture

Dated as of March 19, 2012

2.625% Convertible Senior Notes due 2017

TABLE OF CONTENTS

		Page
	ARTICLE 1
	DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Scope of Supplemental Indenture	2
Section 1.02.	Definitions	2
Section 1.03.	Section References	11

	ARTICLE 2
	THE NOTES

Section 2.01.	Designation, Amount and Issuance of Notes	11
Section 2.02.	Form of the Notes	11
Section 2.03.	Date and Denomination of Notes; Payment at the Stated Maturity Date; Payment of Interest	12
Section 2.04.	Security Registrar, Paying Agent and Conversion Agent	12
Section 2.05.	Registration of Transfer and Exchange	13
Section 2.06.	Global Securities	13
Section 2.07.	Purchase and Cancellation	14
Section 2.08.	Additional Notes	15
Section 2.09.	Mutilated, Destroyed, Lost or Stolen Notes	15

	ARTICLE 3
	PARTICULAR COVENANTS OF THE COMPANY

Section 3.01.	Covenants in Original Indenture	15
Section 3.02.	Book-Entry System	15
Section 3.03.	Compliance Certificate	15
Section 3.04.	Further Instruments and Acts	15

	ARTICLE 4
	REPURCHASE OF NOTES

Section 4.01.	Right To Require Repurchase Upon a Fundamental Change	16

	ARTICLE 5
	CONVERSION

Section 5.01.	Conversion Privilege and Conversion Rate	19
Section 5.02.	Conversion Rate Adjustment Upon Certain Make-Whole Adjustment Events	22
Section 5.03.	Exercise of Conversion Privilege	23
Section 5.04.	Settlement of Conversion Obligation	24
Section 5.05.	Fractions of Shares	26

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	ARTICLE 10
	SATISFACTION AND DISCHARGE
Section 10.01.	Original Indenture	47
Section 10.02.	Discharge of Indenture	47
Section 10.03.	Deposited Monies and Shares To Be Held in Trust by Trustee	47
Section 10.04.	Paying Agent or Conversion Agent To Repay Monies and Shares Held	48
Section 10.05.	Reinstatement	48

	ARTICLE 11
	SUPPLEMENTAL INDENTURES

Section 11.01.	Supplemental Indentures Without Consent of Holders	49
Section 11.02.	Supplemental Indentures with Consent of Holders	49

	ARTICLE 12
	MISCELLANEOUS

Section 12.01.	Provisions of Original Indenture	50
Section 12.02.	Successors	50
Section 12.03.	Multiple Originals	50
Section 12.04.	Calculations	51
Section 12.05.	Benefits of Supplemental Indenture	51
Section 12.06.	Waiver of Jury Trial	51
Section 12.07.	Governing Law	51

Schedule A	Make-Whole Table

	EXHIBITS
Exhibit A –	Form of Security

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FIRST SUPPLEMENTAL INDENTURE, dated as of March 19, 2012, between Medivation, Inc., a corporation duly organized and existing under the laws of the State of Delaware, as issuer (the “Company”), having its principal office at 201 Spear Street, 3rd Floor, San Francisco, California 94105, and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”) to the Indenture dated as of March 19, 2012, between the Company and the Trustee (the “Original Indenture”; the Original Indenture as amended and supplemented hereby and as it may be further amended and supplemented in accordance herewith and therewith, with respect to the Notes, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Original Indenture to the Trustee to provide for, among other things, the issuance, from time to time, of the Company’s Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Original Indenture;

WHEREAS, Section 2.01 of the Original Indenture provides for the Company to establish Securities of any series pursuant to a supplemental indenture, and Section 9.01(g) of the Original Indenture provides for the Company and the Trustee to enter into any such supplemental indenture to provide for the issuance of and establish the form and terms and conditions of Securities of any series as permitted by the Original Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to the terms of the Original Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its “2.625% Convertible Senior Notes due 2017” (each, a “Note” and, collectively, the “Notes”) the form and substance of the Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid and legally binding obligations of the Company, and to make this Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with the terms of the Notes and this Supplemental Indenture, have been done;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Scope of Supplemental Indenture. The changes, modifications and supplements to the Original Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. With respect to the Notes, the provisions of this Supplemental Indenture shall supplement and, to the extent they are inconsistent therewith, supersede any corresponding provisions in the Original Indenture.

Section 1.02. Definitions. For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article 1 have the meanings assigned to them in this Article and include the plural as well as the singular;

(ii) all words, terms and phrases used in this Supplemental Indenture and defined in the Original Indenture (but not otherwise defined herein) shall have the same meanings as in the Original Indenture;

(iii) all other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(iv) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

(v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

“Additional Interest” has the meaning specified in Section 7.03.

“Additional Notes” has the meaning specified in Section 2.08.

“Additional Shares” has the meaning specified in Section 5.02(a).

“Bid Solicitation Agent” means, initially, the Trustee, or any agent the Company may appoint in the future (which may be the Company) to determine a Trading Price for the Notes as may be required pursuant to Section 5.01(a)(ii).

“Business Day” means any day, other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and limited liability company interests and, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

A “Change in Control” will be deemed to have occurred if any of the following occurs after the Issue Date:

(1) any “person” or “group” within the meaning of Section 13(d) under the Exchange Act, other than the Company, its Subsidiaries and employee benefit plans of the Company or its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing, or the Company otherwise becomes aware, that such person or group has, or becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of, shares of the Company’s voting stock representing 50% or more of the total voting power of all outstanding classes of the Company’s voting stock entitled to vote generally in elections of directors;

(2) the consummation of (A) any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Subsidiaries; provided that a transaction described in clause (A) or (B) above pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of the Company’s voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of the Company’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving Person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction shall not constitute a “Change in Control”; or

(3) the holders of the Company’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the Indenture).

Notwithstanding the foregoing, a transaction or series of related transactions described in clause (1) or (2) of the definition of “Change in Control” shall not constitute a Change in Control if at least 90% of the consideration paid for Common Stock in such transaction or transactions, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock (or American Depositary Receipts representing common stock) traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following such transaction or transactions, and, as a result therefrom, such consideration becomes the Reference Property for the Notes pursuant to Section 5.12 or any supplemental indenture executed pursuant to such Section.

“close of business” means 5:00 p.m., New York City time.

“Closing Sale Price” of the Common Stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for The NASDAQ Global Market or, if the Common Stock is not listed on The NASDAQ Global Market, the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading or, if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system); provided that if the Closing Sale Price of the Common Stock is not so reported, the “Closing Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company as they exist on the Issue Date, subject to Section 5.12.

“Company” means the Person named as the “Company” in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Conversion Agent” has the meaning specified in Section 2.04.

“Conversion Date” has the meaning specified in Section 5.03(a).

“Conversion Notice” has the meaning specified in Section 5.03(a).

“Conversion Obligation” means, with respect to any conversion of a Note, the amount of cash, if any, and number of shares of Common Stock, if any, that the Company is required to pay or deliver, as the case may be, upon such conversion.

“Conversion Period” means, with respect to any conversion of a Note:

(i) if the relevant Conversion Date occurs prior to the Final Settlement Method Election Date and does not occur during a Redemption Period, the 20 consecutive Trading Day period beginning on, and including, the third Trading Day immediately following the related Conversion Date;

(ii) if the relevant Conversion Date occurs during a Redemption Period (regardless of whether such Conversion Date is before or after the Final Settlement Method Election Date), the 20 consecutive Trading Day period beginning on, and including, the 22nd Scheduled Trading Day immediately preceding such Redemption Date; and

(iii) if the relevant Conversion Date occurs on or after the Final Settlement Method Election Date and does not occur during a Redemption Period, the 20 consecutive Trading Day period beginning on, and including, the 22nd Scheduled Trading Day immediately preceding the Stated Maturity Date.

“Conversion Price” means, in respect of each Note, as of any date $1,000 divided by the Conversion Rate as of such date.

“Conversion Rate” means, initially 9.7586 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein.

“custodian” means the Trustee, as custodian with respect to the Global Securities, or any successor entity.

“Daily Conversion Value” means, for each Trading Day during the Conversion Period, one-twentieth (1/20th) of the product of (i) the Conversion Rate on such Trading Day and (ii) the Daily VWAP of the Common Stock on such Trading Day.

“Daily Measurement Value” means the Specified Dollar Amount in respect of a conversion divided by 20.

“Daily Net Share Number” means, for each Trading Day during the relevant Conversion Period, a number of shares of Common Stock equal to:

(1) the difference between the Daily Conversion Value for such Trading Day and the Daily Measurement Value, divided by

(2) the Daily VWAP of the Common Stock for such Trading Day.

“Daily Settlement Amount” for each $1,000 aggregate principal amount of Notes validly surrendered for conversion, and for each Trading Day during the relevant Conversion Period, shall consist of:

(1) if (x) the Daily Conversion Value for such Trading Day exceeds (y) the Daily Measurement Value, the sum of:

(a) a cash payment equal to the Daily Measurement Value, and

(b) the Daily Net Share Number; or

(2) if the Daily Conversion Value for such Trading Day is less than or equal to the Daily Measurement Value, a cash payment equal to the Daily Conversion Value.

“Daily VWAP” of the Common Stock (or any security that is part of the Reference Property underlying the Notes, if applicable), in respect of any Trading Day, means the per share volume-weighted average price of Common Stock (or other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page MDVN Equity AQR (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of such Reference Property, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day or, if such volume-weighted average price is unavailable (or such Reference Property is not a security), the market value of one share of Common Stock (or such Reference Property) on such Trading Day as determined in good faith by the Board of Directors in a commercially reasonable manner, using, if practicable, a volume-weighted average price method (unless such Reference Property is not a security). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside the regular trading session.

“Default” means any event that is or with the passage of time or the giving of notice or both would become an Event of Default.

“Depositary” has the meaning set forth in the Original Indenture, which shall initially be The Depository Trust Company until a successor Depositary shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Depositary” shall mean such successor Depositary.

“Effective Date” has the meaning specified in Section 5.02(b).

“Event of Default” has the meaning specified in Section 7.02.

“Ex-Dividend Date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning specified in Section 5.06(e).

“Expiration Time” has the meaning specified in Section 5.06(e).

“Final Settlement Method Election Date” means the 25th Scheduled Trading Day immediately preceding the Stated Maturity Date.

“Free Convertibility Date” means January 1, 2017.

“Fundamental Change” means the occurrence of a Change in Control or a Termination of Trading.

“Fundamental Change Expiration Time” has the meaning specified in Section 4.01(a)(i).

“Fundamental Change Purchase Date” has the meaning specified in Section 4.01(a).

“Fundamental Change Purchase Notice” has the meaning specified in Section 4.01(a)(i).

“Fundamental Change Purchase Price” has the meaning specified in Section 4.01(a).

“Fundamental Change Purchase Right Notice” has the meaning specified in Section 4.01(b).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case, as in effect in the United States from time to time.

“Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes and the Additional Interest, if any.

“Interest Payment Date” means each April 1 and October 1 of each year, or if any such day is not a Business Day, the immediately following Business Day, commencing with October 1, 2012.

“Irrevocable Election” has the meaning specified in Section 5.04(a)(iii).

“Issue Date” means March 19, 2012.

“Make-Whole Adjustment Event” is (i) any Change of Control set forth in clause (1) or (2) of the definition thereof (determined after giving effect to any exceptions or exclusions from such definition but without giving effect to the proviso in clause (2) of the definition thereof) and (ii) any Termination of Trading.

“Market Disruption Event” means (i) a failure by The NASDAQ Global Market, or if the Common Stock is not listed on The NASDAQ Global Market, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed, to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any Scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The NASDAQ Global Market or otherwise) in the Common Stock or in any options contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Maximum Conversion Rate” has the meaning specified in Section 5.02(b).

“Merger Transaction” has the meaning specified in Section 8.02.

“Note” or “Notes” has the meaning specified in the third paragraph of the Recitals of the Company.

“open of business” means 9:00 a.m., New York City time.

“Optional Redemption” has the meaning specified in Section 6.02.

“Original Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Outstanding,” has the meaning specified in the Original Indenture except that, with respect to the Notes, (i) any Notes converted pursuant to Article 5 and required to be cancelled shall cease to be Outstanding, (ii) if the Trustee or Paying Agent segregates and holds in trust, in accordance with the Indenture, on a Fundamental Change Purchase Date, Redemption Date or Stated Maturity Date, money sufficient to pay all principal and Interest payable on that date with respect to the Notes (or portions thereof) to be purchased by the Company, redeemed or maturing, as the case may be, and the Trustee or Paying Agent is not prohibited from paying such money to the Holders thereof on that date pursuant to the terms of the Indenture, then on and after that date such Notes (or portions thereof) shall cease to be Outstanding, (iii) clause (b) of the definition of “Outstanding” in the Original Indenture shall not apply and (iv) any Notes purchased by the Company in accordance with Section 2.07 (other than Notes purchased pursuant to cash-settled swaps or other derivatives) shall cease to be Outstanding.

“Paying Agent” means the “paying agent” (within the meaning of the Original Indenture) with respect to the Notes, which shall initially be the Trustee.

“Physical Securities” means permanent certificated Notes in registered form issued in denominations of $1,000 principal amount and integral multiples thereof.

“Place of Payment” has the meaning specified in Section 2.04.

“Qualifying Bid” has the meaning specified in the definition of “Trading Price.”

“Record Date” means, with respect to the payment of Interest, the March 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on April 1 and September 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on October 1.

“Redemption Date” has the meaning specified in Section 6.03.

“Redemption Notice” has the meaning specified in Section 6.03.

“Redemption Period” means the period after the Company (or the Trustee on its behalf) has delivered a Redemption Notice pursuant to Section 6.03 and prior to the close of business on the second Business Day preceding the related Redemption Date.

“Redemption Price” has the meaning specified in Section 6.02.

“Reference Property” has the meaning specified in Section 5.12.

“Relevant Distribution” has the meaning specified in Section 5.06(c).

“Scheduled Trading Day” means (i) a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed for trading or (ii) if the Common Stock is not listed on any such securities exchange or market, a Business Day.

“SEC” means the U.S. Securities and Exchange Commission (or any successor thereto).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Security Registrar” has the meaning specified in the Original Indenture, which, with respect to the Notes, shall initially be the Trustee.

“Settlement Amount” has the meaning specified in Section 5.04(a)(iv).

“Settlement Method” means the election of the Company as set forth in this Supplemental Indenture of settling each Settlement Amount (i) solely in cash, (ii) in shares of Common Stock (plus cash in lieu of fractional shares) or (iii) in a combination of cash and shares of Common Stock with a particular Specified Dollar Amount.

“Share Exchange Transaction” has the meaning specified in Section 5.12.

“Significant Subsidiary” means a Subsidiary that is a “significant subsidiary” (as defined under Rule 1-02(w) of Regulation S-X under the Exchange Act); provided that, in the case of a Subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such Subsidiary shall not be deemed to be a Significant Subsidiary unless the Subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $25 million.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as elected by the Company in the notice regarding the Company’s chosen Settlement Method (or deemed elected pursuant to Section 5.04(a)).

“Spin-Off” has the meaning specified in Section 5.06(c).

“Stated Maturity Date” means April 1, 2017.

“Stock Price” means, with respect to a Make-Whole Adjustment Event, (i) in the case of a Make-Whole Adjustment Event described in clause (2) of the definition of Change in Control in which the Common Stock is acquired solely for cash, the price paid or deemed to be paid per share of Common Stock in the Change in Control, or (ii) in the case of any other Make-Whole Adjustment Event, the average of the Closing Sale Prices of Common Stock over the five Trading Day period ending on the Trading Day immediately preceding the Effective Date of such other Make-Whole Adjustment Event.

“Subsidiary” means a Person more than 50% of the outstanding voting stock or other voting interests of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, “voting stock or other voting interests” means stock or other voting interests which ordinarily have voting power for the election of directors or comparable governing body, whether at all times or only so long as no senior class of stock or other interests has such voting power by reason of any contingency.

“Supplemental Indenture” means this instrument, as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Termination of Trading” means the Common Stock (or other common stock or American Depositary Receipts representing common stock that constitutes Reference Property for the Notes) ceases to be listed or quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

“Trading Day” means (a) except for purposes of determining Settlement Amounts pursuant to Section 5.04, a day on which (i) The NASDAQ Global Market or, if the Common Stock is not listed on The NASDAQ Global Market, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed is open for trading, in each case with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system, or, if the Common Stock is not so listed, any Business Day, and (ii) a Closing Sale Price for the Common Stock is available or (b) for purposes of determining Settlement Amounts pursuant to Section 5.04 only, a day on which (i) there is no Market Disruption Event and (ii) The NASDAQ Global Market or, if the Common Stock is not listed on The NASDAQ Global Market, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed, is open for trading, in each case with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system, or, if the Common Stock is not so listed, any Business Day.

“Trading Price” of the Notes means, on any date of determination, subject to Section 5.01(a)(ii), the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the Bid Solicitation Agent for $5,000,000 principal amount of the Notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers the Company selects (any such bid quotation, a “Qualifying Bid”); provided that if at least three Qualifying Bids cannot reasonably be obtained, but two Qualifying Bids can reasonably be obtained, then the average of these two Qualifying Bids shall be used; provided further that, if at least two Qualifying Bids cannot reasonably be obtained, but one Qualifying Bid can reasonably be obtained, this one Qualifying Bid shall be used.

“Trading Price Condition” has the meaning specified in Section 5.01(a)(ii).

“Trigger Event” has the meaning specified in Section 5.06(c).

“U.S.” or “United States” means the United States of America.

“Valuation Period” has the meaning specified in Section 5.06(c).

Section 1.03. Section References. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Supplemental Indenture unless otherwise specified.

ARTICLE 2

THE NOTES

Section 2.01. Designation, Amount and Issuance of Notes. The Notes shall be designated as “2.625% Convertible Senior Notes due 2017.” The Notes will be initially limited to an aggregate principal amount of $258,750,000, subject to Section 2.08 of this Supplemental Indenture and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.05, 2.06, 2.07 and 9.04 of the Original Indenture and Sections 2.06, 4.01, 5.03 and 6.04 of this Supplemental Indenture.

Section 2.02. Form of the Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the form set forth in Exhibit A hereto. The terms and provisions contained in the form of Notes attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

So long as the Notes are eligible for book-entry settlement with the Depositary, or unless otherwise required by law, subject to Section 2.06 of this Supplemental Indenture, all of the Notes will be represented by one or more Global Securities. The transfer and exchange of beneficial interests in any such Global Securities shall be effected through the Depositary in accordance with the Indenture and the applicable procedures of the Depositary. Except as provided in Section 2.06 of this Supplemental Indenture, beneficial owners of a Global Security shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Security.

Any Global Security shall represent such of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be increased or reduced to reflect issuances, repurchases, redemptions, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the amount of Outstanding Notes represented thereby shall be made by the Trustee or the custodian for the Global Security, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with the Indenture.

Section 2.03. Date and Denomination of Notes; Payment at the Stated Maturity Date; Payment of Interest. The Notes shall be issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. Each Note shall be dated the date of its authentication and shall accrue Interest from the date specified on the face of the form of Notes attached as Exhibit A hereto or from the most recent date to which Interest has been duly paid or provided for.

On the Stated Maturity Date, each Holder shall be entitled to receive the principal amount of the Notes held. For the avoidance of doubt, with respect to Global Securities, principal and Interest will be paid by wire transfer to the Depositary or its nominee in immediately available funds.

Section 2.03 of the Original Indenture shall be amended for purposes of the Notes by inserting the words “and Section 4.01 hereof” immediately following the reference to “Section 2.01(a)(23)” in the third sentence of the first paragraph thereof.

The second sentence of the second paragraph of Section 2.03 of the Original Indenture shall not apply to the Notes.

Section 2.04. Security Registrar, Paying Agent and Conversion Agent. The Company agrees that the office or agency maintained by the Company pursuant to Sections 2.05 and 4.02 of the Original Indenture, with respect to the Notes, shall be located in New York City. The Company shall also maintain an office in New York City where the Notes may be presented for conversion (the “Conversion Agent”). The Company initially appoints the Trustee as the Conversion Agent and initially designates the office or agency maintained by the Company in New York City pursuant to Section 4.02 of the Original Indenture as the place of payment for the Notes (the “Place of Payment”).

The Company shall enter into an appropriate agency agreement with any Conversion Agent not a party to this Supplemental Indenture. The agreement shall implement the provisions of this Supplemental Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Conversion Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06 of the Original Indenture. The Company may act as Conversion Agent.

The Company may remove any Conversion Agent upon written notice to such Conversion Agent and to the Trustee; provided that no such removal shall become effective until (1) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Conversion Agent and delivered to the Trustee or (2) notification to the Trustee that the Trustee shall serve as Conversion Agent until the appointment of a successor in accordance with clause (1) above. The Conversion Agent may resign at any time upon written notice; provided that the Trustee may resign as Conversion Agent only if the Trustee also resigns as Trustee in accordance with Section 7.10 of the Original Indenture. If the Conversion Agent receives any cash or shares of Common Stock hereunder, the Conversion Agent agrees to hold such cash or shares in trust for the sole benefit of the relevant Holders.

The Company may appoint additional Conversion Agents and may approve any change in the office through which any Conversion Agent acts.

Section 2.05. Registration of Transfer and Exchange. Notwithstanding anything in Section 2.05 of the Original Indenture to the contrary, neither the Company nor the Trustee nor any Security Registrar shall be required to exchange or register a transfer of (a) any Notes or portions thereof surrendered for conversion pursuant to Article 5, (b) any Notes or portions thereof tendered for repurchase (and not withdrawn) pursuant to Section 4.01 or (c) any Notes or portions thereof surrendered for redemption pursuant to Article 6.

In the event of any redemption of the Notes in part in accordance with Article 6, the Company shall not be required to (i) issue, register the transfer of or exchange any Notes during a period beginning at the open of business 15 days before any selection for redemption of Notes and ending at the close of business on the earliest date on which the Redemption Notice is deemed to have been given to all Holders of Notes to be redeemed or (ii) register the transfer of or exchange any Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Notes being redeemed in part.

Section 2.05(d) of the Original Indenture shall not apply to the Notes, and any reference in the Original Indenture to such provision shall be deemed to refer to this Section 2.05.

Section 2.06. Global Securities. The following provisions shall apply to Global Securities in addition to those provisions in Section 2.11 of the Original Indenture that are applicable to the Notes:

(a) For purposes of the Notes, Section 2.11(c) of the Original Indenture shall be superseded in its entirety by this Section 2.06(a), and any reference in the Original Indenture to such Section 2.11(c) shall be deemed to refer to this Section 2.06(a). The Depositary will exchange the Global Security for Physical Securities that it will distribute to its participants if (i) the Depositary notifies the Company at any time that it is unwilling or unable to continue as Depositary for the Global Securities and a successor Depositary is not appointed within 90 days;

or (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor Depositary is not appointed within 90 days. If an Event of Default with respect to the Notes has occurred and is continuing and any beneficial owner of a Note requests that its beneficial interest in a Global Security be exchanged for a Physical Security, the Depositary will exchange the corresponding portion of such Global Security for a Physical Security, which it will distribute to such beneficial owner.

Notwithstanding anything to the contrary in the Indenture (including, without limitation, Section 8.03 of the Original Indenture) or the Notes, following the occurrence and during the continuance of an Event of Default, any beneficial owner of a Global Security may directly enforce against the Company, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such beneficial owner’s right to exchange its beneficial interest in such Global Security for a Physical Security in accordance with this Section 2.06.

Notes issued in exchange for a Global Security or any portion thereof pursuant to this Section 2.06(a) shall be issued in definitive, fully registered form, without Interest coupons, shall have an aggregate principal amount equal to that of such Global Securities or portion thereof to be so exchanged, shall be registered in such names and be in such authorized denominations as the Depositary shall designate and shall bear any legends required under the Indenture. The form of legend set forth in Section 2.11(a) of the Original Indenture shall be deemed replaced for purposes of the Notes with the legend set forth on the Form of Face of Security in Exhibit A hereto.

(b) Upon any request by the Depositary or a beneficial owner in the circumstances described in Section 2.06(a), the Company will promptly make available to the Trustee a sufficient supply of Physical Securities in definitive, fully registered form, without Interest coupons.

(c) At such time as all interests in a Global Security have been repurchased, converted, redeemed, cancelled or exchanged for Notes in certificated form, such Global Security shall, upon receipt thereof, be canceled by the Trustee in accordance with standing procedures and instructions existing between the Depositary and the custodian for the Global Security. At any time prior to such cancellation, if any interest in a Global Security is redeemed, repurchased, converted, cancelled or exchanged for Notes in certificated form, the principal amount of such Global Security shall, in accordance with the standing procedures and instructions existing between the Depositary and the custodian for the Global Security, be appropriately reduced, and an endorsement shall be made on such Global Security, by the Trustee or the custodian for the Global Security, at the direction of the Trustee, to reflect such reduction. The Company shall promptly notify the Trustee in writing of any repurchase, redemption, conversion, cancellation or exchange effected through any Paying Agent, Security Registrar or Conversion Agent other than the Trustee.

Section 2.07. Purchase and Cancellation. The Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), purchase Notes in the open market or by tender offer at any price or by private agreement. Notwithstanding anything to the contrary in the Original Indenture, the Company shall cause any Notes so purchased (other than Notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation pursuant to Section 2.08 of the Original Indenture.

Section 2.08. Additional Notes. The Company may, from time to time without the consent of the Holders of Outstanding Notes, reopen the Indenture and issue additional Notes under the Indenture (“Additional Notes”) with the same terms (other than date of issuance and the date from which Interest will initially accrue) as the Notes issued on the Issue Date in an unlimited amount; provided that if any such Additional Notes are not fungible for U.S. federal income tax purposes with the Notes issued on the Issue Date, such Additional Notes shall have a separate CUSIP number. The Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under the Indenture, including waivers, amendments and offers to purchase.

Section 2.09. Mutilated, Destroyed, Lost or Stolen Notes. With respect to the Notes, the words “or is about to mature” in the first line of the second paragraph of Section 2.07 of the Original Indenture shall be deemed to have been deleted.

ARTICLE 3

PARTICULAR COVENANTS OF THE COMPANY

Section 3.01. Covenants in Original Indenture. The following covenants of the Company are made in addition to the covenants set forth in Article 4 of the Original Indenture.

Section 3.02. [Reserved].

Section 3.03. Compliance Certificate. The Company shall deliver to the Trustee, as promptly as practicable and in any event within 30 days after the Company becomes aware of the occurrence of any Event of Default or Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the action which the Company proposes to take with respect thereto. Any notice required to be given under this Section 3.03 shall be delivered to a Responsible Officer of the Trustee at its Corporate Trust Office.

In addition, the Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2012) an Officer’s Certificate stating whether or not the signers thereof have knowledge of any failure by the Company to comply with all conditions and covenants then required to be performed under the Indenture and, if so, specifying each such failure and the nature thereof.

Section 3.04. Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Indenture.

ARTICLE 4

REPURCHASE OF NOTES

Section 4.01. Right To Require Repurchase Upon a Fundamental Change. (a) If a Fundamental Change occurs, each Holder of Notes shall have the option to require the Company to purchase for cash all or any portion of such Holder’s Notes that is equal to $1,000, or an integral multiple of $1,000, on the day of the Company’s choosing that is not less than 20 or more than 35 Business Days after the date of the Fundamental Change Purchase Right Notice (such day, the “Fundamental Change Purchase Date”) at a purchase price (the “Fundamental Change Purchase Price”) equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid Interest to but excluding the Fundamental Change Purchase Date (unless the Fundamental Change Purchase Date is after a Record Date and on or prior to the Interest Payment Date to which it relates, in which case Interest accrued to the Interest Payment Date shall be paid to Holders of the Notes as of the preceding Record Date, and the purchase price the Company is required to pay to the Holder surrendering the Note for purchase shall be equal to 100% of the principal amount of such Note subject to purchase and shall not include any accrued and unpaid Interest).

Purchases of Notes under this Section 4.01 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the Trustee (or other Paying Agent appointed by the Company) by a Holder of a duly completed notice (the “Fundamental Change Purchase Notice”) in the form set forth on the reverse of the Note during the period between the delivery of the Fundamental Change Purchase Right Notice and the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date (the “Fundamental Change Expiration Time”); and

(ii) delivery or book-entry transfer of the Notes to the Trustee (or other Paying Agent appointed by the Company) at any time after delivery of the Fundamental Change Purchase Notice (together with all necessary endorsements, if the Notes are Physical Securities) at the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company), such delivery being a condition to receipt by the Holder of the Fundamental Change Purchase Price therefor.

The Fundamental Change Purchase Notice shall state:

(A) if certificated, the certificate numbers of Notes to be delivered for purchase;

(B) the portion of the principal amount of Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

(C) that the Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and the Indenture;

provided, however, that if the Notes are Global Securities, the Fundamental Change Purchase Notice must comply with applicable Depositary procedures.

The Company shall be required to purchase, pursuant to subsection (d), Notes that have been validly surrendered and not withdrawn on the Fundamental Change Purchase Date pursuant to subsection (c) of this Section 4.01.

The Trustee (or other Paying Agent appointed by the Company) shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof in accordance with the provisions of subsection (c) of this Section 4.01.

Any Note that is to be purchased only in part shall be, if certificated, surrendered to the Trustee (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unpurchased portion of the principal of the Note so surrendered, or, if a Global Security, the Trustee, or the custodian at the direction of the Trustee, shall make a notation on such Global Security as to the reduction in the principal amount represented thereby for the purchased portion of the principal of the Note.

(b) The Company shall mail to the Trustee and to each Holder a written notice of the Fundamental Change within ten Business Days after the occurrence of such Fundamental Change (such notice the “Fundamental Change Purchase Right Notice”). Such mailing shall be by first class mail.

Each Fundamental Change Purchase Right Notice shall specify (if applicable):

(i) the events causing the Fundamental Change;

(ii) the effective date of the Fundamental Change and whether the Fundamental Change is a Make-Whole Adjustment Event, in which case the notice shall state the Effective Date of the Make-Whole Adjustment Event;

(iii) the procedures required for exercise of the Holder’s conversion right, and that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with the terms of the Indenture;

(iv) the last date on which a Holder may exercise the purchase right pursuant to this Article 4;

(v) the Fundamental Change Purchase Price;

(vi) the Fundamental Change Purchase Date;

(vii) the Conversion Rate and any adjustments to the Conversion Rate;

(viii) the procedures required for exercise of the purchase option upon the Fundamental Change, and for withdrawal of a Fundamental Change Purchase Notice; and

(ix) the name and address of the Paying Agent and the Conversion Agent.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 4.01.

(c) A Fundamental Change Purchase Notice may be withdrawn, in whole or in part, by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the Fundamental Change Purchase Right Notice at any time until the Fundamental Change Expiration Time, specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted,

(ii) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes,

(iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Purchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are not in certificated form, the withdrawal notice must comply with appropriate procedures of the Depositary.

(d) On or prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company shall deposit with the Trustee (or other Paying Agent appointed by the Company or if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust) an amount of money sufficient to purchase on the Fundamental Change Purchase Date all of the Notes to be repurchased on such date at the Fundamental Change Purchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other Paying Agent appointed by the Company), payment for each Note surrendered for purchase (and not withdrawn) prior to the Fundamental Change Expiration Time shall be made promptly following the later of (x) the Fundamental Change Purchase Date with respect to such Note (provided the Holder has satisfied the conditions to the payment of the Fundamental Change Purchase Price in this Section 4.01), and (y) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by this Section 4.01 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Security Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the

Depositary or its nominee. The Trustee (or other Paying Agent) shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Purchase Price.

(e) If the Trustee (or other Paying Agent appointed by the Company) holds money sufficient to purchase on the Fundamental Change Purchase Date all the Notes or portions thereof that are to be purchased as of the Business Day following the Fundamental Change Purchase Date, then on and after the Fundamental Change Purchase Date (i) such Notes shall cease to be Outstanding and Interest, if any, shall cease to accrue on such Notes, whether or not book-entry transfer of the Notes has been made and whether or not the Notes have been delivered to the Trustee or Paying Agent and (ii) all other rights of the Holders of such Notes shall terminate, other than (A) the right to receive the Fundamental Change Purchase Price upon delivery or transfer of the Notes, and (B) if the Fundamental Change Purchase Date falls after a Record Date and on or prior to the related Interest Payment Date the right of the Holder on such Record Date to receive the Interest payable on such Interest Payment Date.

(f) In connection with any purchase of Notes pursuant to this Article 4, the Company shall:

(i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act to the extent any such rules are applicable;

(ii) file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

(iii) otherwise comply with all federal and state securities laws in connection with any offer by the Company to purchase the Notes upon a Fundamental Change.

(g) Notwithstanding anything to the contrary herein, no Notes may be purchased by the Company at the option of Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the relevant Fundamental Change Purchase Date (except in the case of an acceleration resulting from the Company’s default in the payment of the Fundamental Change Purchase Price with respect to such Notes).

ARTICLE 5

CONVERSION

Section 5.01. Conversion Privilege and Conversion Rate. (a) Subject to the conditions and during the periods described in subsections (a)(i), (ii), (iii) and (iv), (b), (c) and (d) below, and upon compliance with the provisions of this Article 5, a Holder shall have the right to surrender for conversion all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of its Note at any time until the close of business on the Business Day immediately preceding the Free Convertibility Date. On and after the Free Convertibility Date and until the close of business on the second Business Day immediately prior to the Stated Maturity Date, a Holder shall have the right to surrender all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of its Note for conversion, regardless of whether any of the conditions described in subsections (a)(i), (ii), (iii) and (iv), (b), (c) and (d) below have been satisfied, upon compliance with the provisions of this Article 5.

(i) Prior to the close of business on the Business Day immediately preceding the Free Convertibility Date, a Holder may surrender all or any portion of its Notes for conversion during any calendar quarter commencing after the quarter ending June 30, 2012 if the Closing Sale Price of the Common Stock for at least twenty (20) Trading Days (whether or not consecutive) in the period of thirty (30) consecutive Trading Days ending on the last Trading Day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the Conversion Price of the Notes in effect on each applicable Trading Day.

(ii) If, prior to the close of business on the Business Day immediately preceding the Free Convertibility Date, the Trading Price per $1,000 in principal amount of the Notes on each Trading Day during any five consecutive Trading Day period is less than 98% of (x) the Closing Sale Price of the Common Stock on such Trading Day multiplied by (y) the Conversion Rate in effect on such Trading Day, a Holder may surrender its Notes for conversion at any time during the following five consecutive Trading Days (the “Trading Price Condition”).

The Bid Solicitation Agent shall, on behalf of the Company, determine if the Notes are convertible pursuant to this Section 5.01(a)(ii) and shall notify the Company and the Trustee accordingly; provided that the Bid Solicitation Agent shall have no obligation to determine the Trading Price of the Notes unless the Company has requested such determination in writing, and the Company shall have no obligation to make such request unless a Holder provides the Company and the Trustee with reasonable evidence that the Trading Price of the Notes on any Trading Day would be less than 98% of the product of the then-current Conversion Rate multiplied by the Closing Sale Price of the Common Stock on that date. At such time, the Company shall instruct the Bid Solicitation Agent to determine the Trading Price of the Notes beginning on such Trading Day and on each of the next four Trading Days. If (x) the Company does not, when it is required to do so, instruct the Bid Solicitation Agent to obtain Qualifying Bids, or if the Company gives such instruction to the Bid Solicitation Agent and the Bid Solicitation Agent fails to make such determination (including, for the avoidance of doubt, because the Bid Solicitation Agent cannot reasonably obtain at least one Qualifying Bid), or (y) if the Company is acting as Bid Solicitation Agent and the Company fails to make such determination, then, in either case, the Trading Price per $1,000 principal amount of the Notes shall be deemed to be less than 98% of the product of the Closing Sale Price of the Common Stock and the Conversion Rate for each Trading Day on which such failure occurs.

If the Trading Price Condition has been met, the Company shall so notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) within two

Business Days. If, at any time after the Trading Price Condition has been met, the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Closing Sale Price of the Common Stock and the Conversion Rate for such Trading Day, the Company shall promptly so notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee).

(iii) The Notes shall be convertible prior to the close of business on the Business Day immediately preceding the Free Convertibility Date under the circumstances and during the periods set forth in subsections (b), (c) and (d) of this Section 5.01.

(iv) If the Company calls any or all of the Notes for redemption pursuant to Article 6, Holders of the Notes shall have the right to convert their Notes at any time until the close of business on the second Business Day preceding the related Redemption Date, after which time Holders shall no longer have the right to convert their Notes on account of the Company’s delivery of the related Redemption Notice unless the Company defaults in the payment of the Redemption Price.

(b) If, prior to the close of business on the Business Day immediately preceding the Free Convertibility Date, the Company elects to issue or distribute, as the case may be, to all or substantially all holders of Common Stock:

(i) rights, options or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days after the record date for such issuance, Common Stock at a price per share that is less than the Closing Sale Price on the declaration date for such issuance; or

(ii) cash, debt securities (or other evidence of indebtedness) or other assets or securities (excluding dividends or distributions described in Section 5.06(a)), which distribution has a per share value, as determined by the Board of Directors exceeding 10% of the Closing Sale Price of Common Stock as of the Trading Day immediately preceding the declaration date for such distribution, then, in either case, the Company shall notify Holders at least 25 Scheduled Trading Days prior to the Ex-Dividend Date for such distribution. Once the Company has given such notice, Holders may surrender their Notes for conversion at any time until the earlier of the close of business on the Business Day immediately preceding the Ex-Dividend Date and the Company’s announcement that such issuance or distribution will not take place.

(c) If a transaction or event that constitutes a Fundamental Change or a Make-Whole Adjustment Event occurs prior to the close of business on the Business Day immediately preceding the Free Convertibility Date, a Holder may surrender its Notes for conversion at any time from and after the effective date of such transaction or event until the close of business on the second Business Day immediately preceding the related Fundamental Change Purchase Date or, if there is no such Fundamental Change Purchase Date, the 30th Scheduled Trading Day immediately following the effective date of such transaction or event.

(d) If the Company is a party to a consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its property and assets that does not also constitute a Fundamental Change or a Make-Whole Adjustment Event, in each case pursuant to which the Common Stock would be converted into cash, securities or other property, a Holder shall have the right to surrender its Notes for conversion at any time beginning on the earlier of (i) the date on which the Company gives notice or makes a public announcement of such transaction and (ii) the effective date of such transaction, and ending on the 20th Scheduled Trading Day following the effective date of such transaction. To the extent practicable, the Company shall notify Holders at least 25 Scheduled Trading Days prior to the anticipated effective date of such transaction, and in no event later than the actual effective date.

Section 5.02. Conversion Rate Adjustment Upon Certain Make-Whole Adjustment Events. (a) If a Holder elects to convert its Note at any time from, and including, the Effective Date of a Make-Whole Adjustment Event to, and including, the Business Day immediately preceding the related Fundamental Change Purchase Date, or if a Make-Whole Adjustment Event does not also constitute a Fundamental Change, the 30th Scheduled Trading Day immediately following the Effective Date of such Make-Whole Adjustment Event, the Conversion Rate shall be increased by an additional number of shares of Common Stock (the “Additional Shares”) determined pursuant to subsection (b) below. The Company shall notify Holders, the Trustee and the Conversion Agent of the anticipated Effective Date of any event that, if consummated, would constitute a Make-Whole Adjustment Event, and issue a press release containing the information in such notice, as soon as practicable following the first public announcement of such potential Make-Whole Adjustment Event.

(b) The number of Additional Shares, if any, by which the Conversion Rate shall be increased for conversions in connection with a Make-Whole Adjustment Event as set forth in clause (a) above shall be determined by reference to the table attached as Schedule A hereto, based on the date on which the Make-Whole Adjustment Event occurs or becomes effective (the “Effective Date”) and the Stock Price. The exact Stock Price and Effective Date may not be set forth in the table attached as Schedule A hereto, in which case if the Stock Price is:

(i) between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts or the earlier and later Effective Dates based on a 365-day year, as applicable;

(ii) in excess of $200.00 per share (subject to adjustment in the same manner as the Stock Prices pursuant to subsection (c) below), no Additional Shares shall be added to the Conversion Rate; and

(iii) less than $71.41 per share (subject to adjustment in the same manner as the Stock Prices pursuant to subsection (c) below), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding anything herein to the contrary, the Company shall not increase the Conversion Rate to more than 14.0036 shares of Common Stock (the “Maximum Conversion Rate”) per $1,000 in principal amount of Notes pursuant to the events described in this Section 5.02; provided the Company shall adjust the Maximum Conversion Rate upon the occurrence of any event for which, and in the same manner in which, it must adjust the Conversion Rate pursuant to Section 5.06.

(c) The Stock Prices set forth in the first row of the table in Schedule A hereto (i.e., the column headers) and the number of Additional Shares in the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is adjusted as set forth in Section 5.06. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The numbers of Additional Shares within the table attached as Schedule A hereto shall each be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 5.06.

Section 5.03. Exercise of Conversion Privilege. (a) Before any Holder of a Note shall be entitled to convert the same as set forth above, such Holder shall (i) in the case of a Global Security, transfer such Note to the Conversion Agent through the facilities of the Depositary and comply with the applicable conversion procedures of the Depositary in effect at that time and, if required, pay funds equal to Interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 5.04(d) and, if required, pay all taxes or duties, if any, as set forth in Section 5.09 and (ii) in the case of a Physical Security, (A) complete and manually sign and deliver an irrevocable written notice to the Conversion Agent in the form set forth in Exhibit A hereto (or a facsimile thereof) (a “Conversion Notice”) at the office of the Conversion Agent and shall state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock, if any, to be delivered upon settlement of the conversion obligation to be registered, (B) surrender such Note, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (C) if required, pay all transfer or similar taxes, if any, as set forth in Section 5.09 and (D) if required, pay funds equal to Interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 5.04(d). The Company shall pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of Common Stock upon conversion of the Notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder shall pay the tax. A Note shall be deemed to have been converted on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in this Section 5.03.

If the Holder of a Note has submitted such Note for purchase upon a Fundamental Change, such Holder may only convert such Note if it withdraw its Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Time, in accordance with Section 4.01(c).

(b) In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall, upon receipt of an Officer’s Certificate, authenticate and deliver to or upon the written order of the Holder of the Note so surrendered, without charge to such Holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.

Section 5.04. Settlement of Conversion Obligation. (a) Upon conversion of any Note, the Company shall pay or deliver, as the case may be, to converting Holders, in respect of each $1,000 principal amount of Notes being converted, either (1) cash, (2) shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with Section 5.05 or (3) a combination of cash and shares of Common Stock, at its election, as set forth in this Section 5.04.

(i) All conversions on or after the Final Settlement Method Election Date shall be settled with the same Settlement Method specified or deemed specified by the Company hereunder. If the Company has not delivered to the Trustee and all Holders a notice of its election of Settlement Method on or prior to the Final Settlement Method Election Date, the Company shall, with respect to any conversions on or after the Final Settlement Method Election Date, be deemed to have elected to satisfy its conversion obligation in a combination of cash and shares of Common stock, if any, with a Specified Dollar Amount of $1,000 (except that, with respect to any conversion during a Redemption Period, the Settlement Method shall be as set forth in the relevant Redemption Notice).

(ii) For all conversions prior to the Final Settlement Method Election Date, the Company shall use the same Settlement Method for all conversions occurring on any given Conversion Date. The Company shall use the same Settlement Method for all conversions during any Redemption Period. Except for any conversions that occur on or after the Final Settlement Method Election Date or during a Redemption Period, the Company shall not have any obligation to use the same Settlement Method with respect to conversions that occur on different Conversion Dates, unless the Company has made the Irrevocable Election pursuant to Section 5.04(a)(iii). If the Company elects a particular Settlement Method in connection with any conversion prior to the Final Settlement Method Election Date, unless the Company has made the Irrevocable Election pursuant to Section 5.04(a)(iii) or the Conversion Date occurs during a Redemption Period, the Company shall inform Holders so converting through the Trustee of the Settlement Method the Company has selected (including the Specified Dollar Amount, if applicable), no later than the second Trading Day immediately following the related Conversion Date. If the Company does not timely make such an election, or if the Company does not timely elect a Settlement Method or Specified Dollar Amount (if applicable) for conversions during any Redemption Period, the Company shall be deemed to have elected to satisfy its conversion obligation through the payment or delivery, as the case may be, of a combination of cash and shares of Common Stock, if any, with a Specified Dollar Amount of $1,000. If the Company elects to pay or deliver, as the case may be, a combination of cash and shares of Common Stock, if any, in respect of its conversion obligation, but the Company does not timely notify converting Holders of the Specified Dollar Amount per $1,000 principal amount of Notes, such Specified Dollar Amount shall be deemed to be equal to $1,000.

(iii) Prior to the Final Settlement Method Election Date, the Company may, by notice to Holders, at its option irrevocably elect to satisfy its conversion obligation in a combination of cash and shares of Common Stock, if any, with a Specified Dollar Amount of $1,000, for all conversions with a Conversion Date subsequent to the Company’s delivery of such notice (any such election, an “Irrevocable Election”).

(iv) The amount of cash, if any, and the number of shares of Common Stock, if any, that the Company is required to pay or deliver, as the case may be, in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows:

(A) if the Company elects to satisfy its conversion obligation by delivering shares of Common Stock (plus cash in lieu of any fractional share), the Company shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of shares of Common stock equal to the Conversion Rate in effect on the Conversion Date;

(B) if the Company elects to satisfy its conversion obligation solely by paying cash, the Company shall pay to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, cash in an amount equal to the sum of the Daily Conversion Values for each of the 20 consecutive Trading Days during the related Conversion Period; and

(C) if the Company elects (or is deemed to have elected) to satisfy its conversion obligation by paying or delivering, as the case may be, a combination of cash and shares of Common Stock, the Company shall deliver to Holders, in respect of each $1,000 principal amount of Notes being converted, an amount of cash and shares of Common Stock equal to the sum of the Daily Settlement Amounts for each of the 20 consecutive Trading Days during the related Conversion Period.

(v) The consideration due upon conversion of the Notes shall be paid or delivered, as the case may be, through the Conversion Agent. Such payment or delivery, as the case may be, shall be made (A) three Business Days after the Conversion Date in the case where the Company’s Conversion Obligation consists solely of shares of Common Stock (other than cash in lieu of any fractional share) or (B) three Business Days after the last day of the Conversion Period (in the case of any other Settlement Method); provided, however, that, if as of any Conversion Date occurring prior to the Final Settlement Method Election Date, the Common Stock has been replaced by Reference Property consisting solely of cash pursuant to Section 5.12, the Company shall pay the conversion consideration due in respect of conversion on the third Trading Day immediately following the related Conversion Date, and, notwithstanding anything to the contrary herein, no Conversion Period shall apply to those conversions.

(b) Each conversion shall be deemed to have been effected immediately prior to the close of business on the relevant Conversion Date; provided, however, that the Person in whose name any shares of Common Stock shall be issuable upon such conversion shall be treated as the Holder of record of such shares as of the close of business on the Conversion Date (in the case of a Conversion Obligation that consists solely of shares of Common Stock (and cash in lieu of any fractional share)) or the last Trading Day of the relevant Conversion Period (in any other case).

(c) Any cash amounts due upon conversion by a Holder of Notes surrendered for conversion shall be paid by the Company to such Holder, or such Holder’s nominee or nominees. In addition, the Company shall issue, or shall cause to be issued, any shares of Common Stock due upon conversion to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary (together with any cash in lieu of fractional shares).

(d) Upon conversion, a Holder shall not receive any additional cash payment for accrued and unpaid Interest, if any, except as set forth in this clause (d), and the Company shall not adjust the Conversion Rate to account for accrued and unpaid Interest. Except as set forth in this clause (d), the Company’s settlement of the conversion of a Note pursuant to this Section 5.04 shall be deemed to satisfy its obligation to pay the principal amount of such Note and accrued and unpaid Interest thereon, if any, to, but not including, the relevant Conversion Date. Upon conversion of a Note into a combination of cash and shares of Common Stock, accrued and unpaid Interest shall be deemed to be paid first out of the cash paid upon such conversion. Notwithstanding the foregoing, if a Note is converted after the close of business on a Record Date, the Holder of such Note at the close of business on such Record Date shall receive the Interest payable on such Note on the corresponding Interest Payment Date notwithstanding such conversion. A Note surrendered for conversion after the close of business on any Record Date but prior to the open of business on the immediately following Interest Payment Date must be accompanied by payment of an amount equal to the Interest that will be payable on such Interest Payment Date on the Note so converted; provided, however, that no such payment need be made:

(i) if the Company has specified a Fundamental Change Purchase Date or a Redemption Date that is after a Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date;

(ii) with respect to any Note surrendered for conversion following the Record Date immediately preceding the Stated Maturity Date; or

(iii) only to the extent of any overdue Interest, if any overdue Interest remains unpaid at the time of conversion with respect to such Note.

Section 5.05. Fractions of Shares. The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of any fractional share of Common Stock otherwise issuable upon conversion based on the Daily VWAP of the Common Stock on the relevant Conversion Date (if the Company elects to satisfy its conversion obligation solely in shares of Common Stock) or based on the Daily VWAP on the last Trading Day of the relevant Conversion Period (in the case of any other Settlement Method). For each Note surrendered for conversion, if the Company has elected to satisfy its conversion obligation in a combination of cash and shares of Common Stock, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the applicable Conversion Period and any fractional share remaining after such computation shall be paid in cash. In addition, if more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered.

Section 5.06. Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company as follows:

(a) If the Company issues shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock, or if the Company subdivides or combines the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be;

CR = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be;

OS0 = the number of shares Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be; and

OS = the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of Common Stock, as the case may be.

Any adjustment made under this subsection (a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be. If such dividend, distribution, subdivision or combination described in this subsection (a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such subdivision or combination, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or such subdivision or combination had not been announced.

(b) If an Ex-Dividend Date occurs for a distribution to all or substantially all holders of the Common Stock of any rights, options or warrants entitling them for a period of not more than 60 calendar days after the record date for such distribution to subscribe for or purchase shares of Common Stock, at a price per share less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the declaration date of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the announcement date for such distribution.

Any increase made under this subsection (b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, effective as of the date the Board of Directors determines not to make such distribution, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such distribution had not occurred.

For purposes of this subsection (b) and for purposes of Section 5.01(b)(i), in determining the aggregate price payable for such shares of Common Stock, there shall be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by the Board of Directors.

(c) If an Ex-Dividend Date occurs for a distribution (the “Relevant Distribution”) of shares of Capital Stock, evidences of indebtedness of the Company or other assets or property of the Company or rights, options or warrants to acquire Capital Stock or other securities of the Company, to all or substantially all holders of the Common Stock, excluding:

(i) dividends or distributions and rights, options or warrants as to which an adjustment was effected pursuant to Section 5.06(a) or Section 5.06(b);

(ii) dividends or distributions paid exclusively in cash;

(iii) Spin-Offs;

(iv) except as set forth in Section 5.15, rights issued pursuant to any stockholder rights plan adopted by the Company; and

(v) any distribution pursuant to a Share Exchange Transaction of cash, securities or other property constituting Reference Property,

then, in each such case, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

SP0 = the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined in good faith by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of Common Stock as of the open of business on the Ex-Dividend Date for such distribution.

Any increase made under the above portion of this subsection (c) shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate;

provided that if such distribution is not so paid or made, effective as of the date the Board of Directors determines not to make such distribution, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of Common Stock, without having to convert its Notes, the amount and kind of the Relevant Distribution that such Holder would have received if such Holder owned on the relevant record date a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution.

With respect to an adjustment pursuant to this subsection (c) where there has been an Ex-Dividend Date for a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”) the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off;

CR = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for the Spin-Off;

FMV = the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined by reference to the definition of Closing Sale Price set forth in Section 1.02 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first five consecutive Trading Day period commencing on, and including, the Ex-Dividend Date for the Spin-Off (such period, the “Valuation Period”); and

MP0 = the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph of this subsection (c) shall be determined on the last day of the Valuation Period but shall be given effect immediately after the open of business on the Ex-Dividend Date for the Spin-Off. If the Ex-Dividend Date for the Spin-Off is less than five Trading Days prior to, and including, the end of the Conversion Period in respect of any conversion, references within this subsection (c) to five Trading Days shall be deemed to be replaced, solely in respect of such conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Conversion Period. In respect of any conversion during the Valuation Period for any Spin-Off, references within this subsection (c) related to five Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, but excluding, the relevant Conversion Date.

Rights, options or warrants distributed by the Company to all or substantially all holders of Common Stock, entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this subsection (c) (and no adjustment to the Conversion Rate under this subsection (c) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this subsection (c). Subject to Section 5.15, if any such rights, options or warrants are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof). Subject to Section 5.15, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this subsection (c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of this subsection (c) and subsections (a) and (b) of this Section 5.06, any dividend or distribution to which this subsection (c) is applicable that also includes shares of Common Stock to which subsection (a) of this Section 5.06 applies or rights, options or warrants to subscribe for or purchase shares of Common Stock to which subsection (b) of this Section 5.06 applies, shall be deemed instead to be (1) a dividend or distribution of the shares of Capital Stock, evidences of indebtedness or other assets or property, other than such shares of Common Stock or such rights, options or warrants, to which this subsection (c) applies (and any

Conversion Rate adjustment required by this subsection (c) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights, options or warrants (and any further Conversion Rate adjustment required by subsections (a) and (b) of this Section 5.06 with respect to such dividend or distribution shall then be made), except (A) the Ex-Dividend Date of such dividend or distribution shall under this subsection (c) be substituted as “the Ex-Dividend Date” within the meaning of subsection (a) and subsection (b) of this Section 5.06 and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be” within the meaning of subsection (a) of this Section 5.06 or “outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution” within the meaning of subsection (b) of this Section 5.06.

(d) If an Ex-Dividend Date occurs for a cash dividend or distribution to all, or substantially all, holders of outstanding Common Stock (other than any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up), the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

SP0 = the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

C = the amount in cash per share the Company pays or distributes to all or substantially all holders of Common Stock.

Any increase made under this subsection (d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate; provided that if any dividend or distribution described in this subsection (d) is declared but not so paid or made, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of Common Stock, without having to convert its Notes, the amount of cash that such Holder would have received if such Holder owned on the relevant record date a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(e) If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer (other than an odd lot tender offer) for Common Stock and, if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Closing Sale Price of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Trading Day next succeeding the Expiration Date;

CR = the Conversion Rate in effect immediately after the close of business on the Trading Day next succeeding the Expiration Date;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS = the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender offer or exchange offer); and

SP = the Closing Sale Price of Common Stock on the Trading Day next succeeding the Expiration Date.

Any adjustment to the Conversion Rate under this subsection (e) shall be made immediately after the close of business on the Trading Day next succeeding the Expiration Date. If the Company or one of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer described in this subsection (e) but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. No adjustment pursuant to the above formula shall result in an decrease of the Conversion Rate.

(f) In addition to those adjustments required by subsections (a), (b), (c), (d) and (e) of this Section 5.06, and to the extent permitted by applicable law and subject to the listing standards of The NASDAQ Global Market or any other securities exchange or market on which the Common Stock is then listed, the Company in its sole discretion from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days so long as such increase is irrevocable during such period and the Board of Directors determines that such increase would be in the Company’s best interest. In connection with an increase in the Conversion Rate pursuant to the preceding sentence, the Company shall mail to the Holder of each Note at its address set forth on the register maintained by the Security Registrar pursuant to Section 5.02 of the Original Indenture a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect. In addition, the Company may also (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) of Common Stock or similar events.

(g) Notwithstanding anything to the contrary in clauses (a) through (e) above, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date as described above, and a Holder that has converted its Note on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date pursuant to Section 5.04(b) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock such Holder is entitled to receive upon conversion on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(h) Adjustments to the Conversion Rate shall be calculated to the nearest one-ten thousandth (1/10,000) of a share. Notwithstanding anything in this Section 5.06 to the contrary, the Company shall not be required to adjust the Conversion Rate unless the adjustment would result in a change of at least 1% of the Conversion Rate; provided that the Company shall carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried forward adjustments (1) when the cumulative net effect of all adjustments not yet made will result in a change of at least 1% of the Conversion Rate or (2) regardless of whether the aggregate adjustment is less than 1%, (i) upon any required purchases of the notes pursuant to Article 4 in connection with a Fundamental Change, (ii) on each of the Trading Days within any Conversion Period and (iii) upon any conversion of Notes.

(i) For purposes of this Section 5.06, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(j) Whenever any provision of the Indenture requires the Company to calculate Closing Sale Prices, Daily VWAPs, Daily Conversion Values, Daily Settlement Amounts or the Stock Price for purposes of a Make-Whole Adjustment Event over a span of multiple days, the Board of Directors shall make appropriate adjustments to any such variable and/or, if applicable, the amount of cash or number of shares of Common Stock deliverable upon conversion to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend, Expiration Date or effective date of the event occurs, at any time during the period for which such Closing Sale Prices, Daily VWAPs, Daily Conversion Values, Daily Settlement Amounts or the Stock Price is to be calculated.

(k) No adjustment to the Conversion Rate need be made for a given transaction if each Holder of a Note will be entitled to participate in such transaction, without conversion of such Note, on the same terms and at the same time as the holder of a number of shares of Common Stock equal to (i) the principal amount of such Holder’s Note divided by $1,000 and multiplied by (ii) the Conversion Rate would be entitled to participate.

Section 5.07. Notice of Adjustments of Conversion Rate. Whenever the Conversion Rate is adjusted as herein provided, the Company shall compute the adjusted Conversion Rate in accordance herewith and shall prepare a certificate signed by the Chief Financial Officer or Controller of the Company setting forth the adjusted Conversion Rate and describing in reasonable detail the facts upon which such adjustment is based. Such certificate shall promptly be filed with the Trustee and with the Conversion Agent (if other than the Trustee), and the Company shall issue a press release containing the relevant information (and make the press release available on its website). Failure to deliver any such certificate or notice shall not affect the validity of such adjustment.

Section 5.08. Company To Reserve Common Stock. The Company shall at all times and from time to time reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock that is not committed for any other purpose, for the purpose of issuance upon conversion of Notes, a number of shares of Common Stock equal to the product of (a) the Maximum Conversion Rate and (b) the aggregate principal amount of Outstanding Notes divided by $1,000.

Section 5.09. Taxes on Conversions. The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance of shares of

Common Stock upon any conversion of Notes hereunder; provided that the Company shall not be required to pay any tax that is due because the converting Holder requests such shares to be issued in a name other than such Holder’s name, and no such issuance shall be made unless and until the Holder has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

Section 5.10. Certain Covenants. Before taking any action which would cause an adjustment reducing the Conversion Rate below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company shall take all corporate action that it reasonably determines is necessary to ensure that the Company may validly and legally issue a number of shares of Common Stock equal to the Maximum Conversion Rate (giving effect to such prospective adjustment), and that such shares would be considered fully paid under applicable law.

Section 5.11. Cancellation of Converted Notes. All Notes delivered to the Conversion Agent for conversion shall be delivered to the Trustee or its agent and canceled by the Trustee as provided in Section 2.08 of the Original Indenture.

Section 5.12. Provision in Case of Effect of Reclassification, Consolidation, Merger or Sale. (a) In the event of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination of the Common Stock);

(ii) a consolidation, merger, combination or binding share exchange involving the Company; or

(iii) a sale, assignment, conveyance, transfer, lease or other disposition to another Person of the Company’s property and assets as an entirety or substantially as an entirety,

in each case, in which holders of outstanding Common Stock are entitled to receive cash, securities or other property for their shares of Common Stock (“Reference Property” and any such transaction or event, a “Share Exchange Transaction”), then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted hereby providing that Holders of each $1,000 principal amount of Notes will be entitled thereafter to convert their Notes into the kind and amount of Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction; provided that at and after the effective time of any such transaction, (i) the Company will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes pursuant to Section 5.04(a), (ii) any amount otherwise payable in cash upon conversion of the Notes pursuant to Section 5.04(a)(iv) will continue to be payable in cash, (iii) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes pursuant to Section 5.04(a)(iv) shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such transaction and (iv) the Daily VWAP shall be calculated based on the value of a unit of Reference Property that a holder of one share of Common Stock would have received in such transaction. If the Notes become convertible into Reference Property pursuant to this Section 5.12 or such a supplemental indenture, the Company shall notify the Trustee and issue a press release containing the relevant information and make such press release available on the Company’s website.

For purposes of this Section 5.12, the type and amount of consideration that holders of Common Stock are entitled to in the case of reclassifications, consolidations, mergers, combinations, binding share exchanges, sales or transfers of assets or other transactions that cause Common Stock to be converted into the right to receive more than a single type of consideration because the holders of Common Stock have the right to elect the type of consideration they receive shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company shall notify Holders of such weighted average as soon as practicable after such determination is made. If the Holders receive only cash in any Share Exchange Transaction, then for all conversions that occur after the effective date of such Share Exchange Transaction and prior to the Final Settlement Method Election Date (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the relevant Conversion Date (as may be increased by any Additional Shares), multiplied by the price paid per share of Common Stock in such Share Exchange Transaction and (ii) the Company shall satisfy its conversion obligation by paying cash to converting Holders on the third Business Day immediately following the relevant Conversion Date. The Company shall not become a party to any Share Exchange Transaction unless its terms are consistent with this Section 5.12.

(b) The above provisions of this Section 5.12 shall similarly apply to successive Share Exchange Transactions.

Section 5.13. Responsibility of Trustee for Conversion Provisions. The Trustee and any Conversion Agent, subject to the provisions of Article 7 of the Original Indenture, shall not at any time be under any duty or responsibility to any Holder of Notes or to the Company to determine whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, herein or in any supplemental indenture provided to be employed, in making the same, or whether a supplemental indenture need be entered into. Neither the Trustee nor any Conversion Agent, subject to the provisions of Article 7 of the Original Indenture, shall be responsible for any failure of the Company to make or calculate any cash payment or to issue, transfer or deliver any shares of Common Stock or share certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion; and the Trustee and any Conversion Agent, subject to the provisions of Article 7 of the Original Indenture, shall not be responsible for any failure of the Company to comply with any of the covenants of the Company contained in this Article 5.

Section 5.14. Notice to Holders Prior to Certain Actions. In case of:

(a) any action by the Company or any Subsidiary thereof that would require an adjustment to the Conversion Rate under Section 5.06 or 5.15;

(b) any Share Exchange Transaction;

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Company or any of its Subsidiaries; or

(d) any Merger Transaction;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of the Indenture excluding, for the avoidance of doubt, Section 5.07), the Company shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder at such Holder’s address appearing on the list of Holders provided for in Section 5.01 of the Original Indenture, as promptly as practicable but in any event at least ten days prior to the applicable date specified in clause (x) or (y) below, a notice stating (x) the date on which a record is to be taken for the purpose of such action by the Company or its Subsidiary or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or its Subsidiary, or (y) the date on which such Share Exchange Transaction, Merger Transaction, dissolution, liquidation or winding up is expected to become effective or occur, and, if applicable, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Share Exchange Transaction, Merger Transaction, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the operation of any provision herein consequent on such event.

Section 5.15. Stockholder Rights Plan. To the extent that the Company’s Rights Agreement, dated December 4, 2006, with American Stock Transfer & Trust Company, or any other stockholder rights agreement (i.e., a poison pill), is in effect upon conversion of the Notes, converting Holders of the Notes shall receive, in addition to any Common Stock received in connection with such conversion, the rights under such rights plan, unless prior to such conversion, the rights have separated from the Common Stock, in which case the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all holders of Common Stock shares of the Company’s Capital Stock, evidences of indebtedness or other assets or property, pursuant to Section 5.06(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

ARTICLE 6

REDEMPTION

Section 6.01. Original Indenture. This Article 6 supersedes Article 3 of the Original Indenture in its entirety, and any reference in the Original Indenture to such Article 3 or any provision therein shall be deemed to refer to this Article 6 or the corresponding provision herein (if any), as the case may be.

Section 6.02. Redemption. The Notes shall not be redeemable by the Company prior to April 6, 2015, and no sinking fund is provided for the Notes. On or after April 6, 2015, the Company may redeem (an “Optional Redemption”) any or all of the Notes, except for any Notes that the Company is required to purchase pursuant to Article 4, in cash at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (the “Redemption Price”) (unless the Redemption Date falls after a Record Date but on or prior to the immediately succeeding Interest Payment Date, in which case Interest accrued to the Interest Payment Date shall be paid to Holders of record of such Notes on such Record Date, and the Redemption Price shall be equal to 100% of the principal amount of the Notes to be redeemed); provided that the Notes shall only be redeemable pursuant to this Article 6 if the Closing Sale Price of the Common Stock for 20 or more Trading Days in a period of 30 consecutive Trading Days ending on the Trading Day immediately prior to the date of the Redemption Notice exceeds 130% of the applicable Conversion Price in effect on each such Trading Day.

Section 6.03. Notice of Optional Redemption; Selection of Notes.

(a) In case the Company exercises its Optional Redemption right to redeem all or, as the case may be, any part of the Notes pursuant to Section 6.02, (i) the Company shall fix a date for redemption (each, a “Redemption Date”), (ii) the Company shall mail a notice of such Optional Redemption (a “Redemption Notice”) not more than 60 calendar days nor less than 35 calendar days prior to the Redemption Date to the Trustee, the Paying Agent (if other than the Trustee) and each Holder of Notes to be so redeemed as a whole or in part at its last address as the same appears on the register maintained by the Security Registrar pursuant to Section 5.02 of the Original Indenture; and (iii) if fewer than all of the Notes are being redeemed, (A) the Trustee shall select the Notes or portions of Notes to be redeemed, in principal amounts of $1,000 or multiples of $1,000, by lot, on a pro rata basis or by another method the Trustee considers reasonable, fair and appropriate in accordance with applicable procedures of the Depositary and (B) the Trustee shall notify the Company promptly of the Notes or portions of Notes to be called for redemption.

(b) Each Redemption Notice shall specify:

(i) the Redemption Date (which must be a Business Day);

(ii) the Redemption Price;

(iii) that on the Redemption Date, the Redemption Price will become due and payable upon each such Note, and that Interest thereon, if any, shall cease to accrue on and after said date;

(iv) the place or places where such Notes are to be surrendered for payment of the Redemption Price;

(v) that Holders may surrender their Notes for conversion at any time prior to the close of business on the second Business Day immediately preceding the Redemption Date in accordance with the procedures set forth in Article 5;

(vi) the procedures a converting Holder must follow to convert its Notes, the time at which the right of Holders to convert their Notes on account of the Company’s delivery of a Redemption Notice shall expire pursuant to Section 5.01(a)(iv), and the Settlement Method (and, if applicable, the Specified Dollar Amount) that shall apply to any such conversions;

(vii) the Conversion Rate then in effect and, if applicable, the number of Additional Shares added to the Conversion Rate in accordance with Section 5.02;

(viii) the CUSIP, ISIN or other similar numbers, if any, assigned to such Notes; and

(ix) in case any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and on and after the Redemption Date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion thereof shall be issued.

At the Company’s written request, the Trustee shall give the Redemption Notice to each Holder of Notes to be redeemed in the Company’s name and at the Company’s expense, provided, however, that the Company has delivered to the Trustee, at least 5 days (unless a shorter time should be acceptable to the Trustee) prior to the notice date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice.

(c) If a portion of any Note is selected for redemption and the Holder thereof converts a portion of such Note, the portion of the Note submitted for conversion shall be deemed to be the portion selected for redemption to the extent that the converted portion does not exceed the portion selected for redemption.

Section 6.04. Payment of Notes Called for Redemption.

(a) If any Redemption Notice has been given in respect of the Notes in accordance with Section 6.03, the Notes shall become due and payable on the Redemption Date at the Place of Payment and at the applicable Redemption Price. On presentation and surrender of the Notes at the Place of Payment, the Notes shall be paid and redeemed by the Company at the applicable Redemption Price. In the case of any redemption in part, the Company shall execute and the Trustee shall, upon receipt of an Officer’s Certificate, authenticate and deliver to or upon the written order of the Holder of the Note so surrendered, without charge to such Holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unredeemed portion of the Note so surrendered.

(b) Prior to the open of business on the Redemption Date, the Company shall deposit with the Paying Agent or, if the Company is acting as the Paying Agent, shall segregate and hold in trust an amount of cash (in immediately available funds if deposited on the Redemption Date), sufficient to pay the Redemption Price of all of the Notes to be redeemed on such Redemption Date. Subject to receipt of funds by the Paying Agent, payment for any Note to be redeemed shall be made on the Redemption Date for such Note or, if later, at the time of presentation of such Note to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by this Section 6.04. Commencing on the Redemption Date, if the Company has deposited, or has segregated and is holding in trust, such funds, the Notes to be redeemed shall cease to accrue Interest. The Paying Agent shall, promptly following such payment and upon written demand by the Company, return to the Company any funds in excess of the Redemption Price.

Section 6.05. Restrictions on Redemption. Notwithstanding anything to the contrary herein, the Company may not redeem any Notes if the principal amount of the Notes has been accelerated in accordance with the terms of this Indenture, and such acceleration has not been rescinded, on or prior to the Redemption Date (except in the case of an acceleration resulting from a default by the Company in the payment of the applicable Redemption Price with respect to such Notes).

ARTICLE 7

EVENTS OF DEFAULT; REMEDIES

Section 7.01. Original Indenture. With respect to the Notes, (i) Section 7.02 hereof shall supersede Section 6.01(a) of the Original Indenture; (ii) the first paragraph of Section 7.03 hereof shall supersede Section 6.01(b) of the Original Indenture; (iii) the second and third paragraphs of Section 7.03 hereof shall supersede Section 6.01(c) of the Original Indenture; (iv) Section 7.05 hereof shall supersede the second paragraph of Section 6.04 of the Original Indenture; and (v) Section 7.06 hereof shall supersede the final two sentences of Section 6.06 of the Original Indenture, and any reference in the Original Indenture to any such provision of the Original Indenture shall be deemed to refer to the corresponding provision herein (if any). The reference to “90 days” in clause (i) of Section 6.02(a) of the Original Indenture shall be deemed replaced with “30 days.”

Section 7.02. Events of Default.

In lieu of the “Events of Default” set forth in Section 6.01(a) of the Original Indenture, each of the following events shall constitute an “Event of Default” hereunder:

(a) failure by the Company to pay the principal of any Note when due;

(b) failure by the Company to pay or deliver, as the case may be, the Conversion Obligation owing upon conversion of any Note (including any Additional Shares or cash in lieu thereof) within five calendar days;

(c) failure by the Company to pay any Interest on any Note when due, and such failure continues for 30 days;

(d) failure by the Company to pay the Fundamental Change Purchase Price or Redemption Price of any Note when due;

(e) failure by the Company to provide timely notice of a transaction or event, the occurrence (or delivery by the Company of notice) of which would give rise to a right of Holders to convert their Notes pursuant to Section 5.01(b) or (d), or a Fundamental Change or a Make-Whole Adjustment Event, in accordance with the terms provided in Section 4.01(b), 5.01(b), 5.01(d) or 5.02, as the case may be;

(f) failure by the Company to perform any other covenant required of it as provided in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in subsections (a) through (e) above) and such failure continues for 60 days after written notice thereof has been received by the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding;

(g) any indebtedness for money borrowed by, or any other payment obligation of, the Company or any of its Subsidiaries that is a Significant Subsidiary, in an outstanding principal amount, individually or in the aggregate, in excess of $40 million is not paid at final maturity (or when otherwise due) or is accelerated, and such indebtedness is not discharged (or such default in payment or acceleration is not cured or rescinded) within 30 days after such due date or acceleration, as the case may be;

(h) failure by the Company or any of its Subsidiaries that is a Significant Subsidiary to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $40 million, if the judgments are not paid, discharged or stayed within 30 days; and

(i) the Company or any Significant Subsidiary thereof shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(j) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary thereof seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 consecutive days.

Section 7.03. Acceleration of Maturity; Rescission and Annulment. If an Event of Default, other than an Event of Default specified in Section 7.02(i) or Section 7.02(j) with respect to the Company, occurs and is continuing, then in every such case either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may declare the principal amount of, and all accrued unpaid Interest on, the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal and Interest shall become immediately due and payable. If an Event of Default specified in Section 7.02(i) or Section 7.02(j) occurs with respect to the Company, the principal amount of, and accrued and unpaid Interest, if any, on, all of the Notes shall become immediately due and payable without any declaration or other act of the Holders or any act on the part of the Trustee.

At any time after such an acceleration but before a judgment or decree based on such acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such acceleration (other than with respect to an Event of Default under Sections 7.02(a) (including the Fundamental Change Purchase Price and the Redemption Price)) if:

(i) such rescission and annulment will not conflict with any judgment or decree of a court of competent jurisdiction; and

(ii) all Events of Default, other than the non-payment of the principal amount on Notes that have become due solely by such acceleration, have been cured or waived as provided in Section 7.06.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Notwithstanding the foregoing and not withstanding the remedies afforded to Holders upon the occurrence and during the continuation of an Event of Default as set forth in Article 6 of the Original Indenture, at the election of the Company, the sole remedy for an Event of Default relating to (i) the failure by the Company to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure by the Company to comply with its reporting obligations to the Trustee and the SEC, under Section 9.01 hereof, shall, for the 365 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes (“Additional Interest”). For the first 180 days during which such Event of Default is continuing, Additional Interest shall accrue on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes then Outstanding. If such Event of Default is still continuing on the 181st day after it first occurred, such Additional Interest shall accrue during the next 185 days during which such Event of Default is continuing at a rate of 0.50% per annum of the principal amount of Notes then Outstanding. Any such Additional Interest shall be payable in the same manner and on the same dates as the stated Interest payable on the Notes. If such Event of Default is continuing on the 366th day after such Event of Default first occurred, the Notes shall be subject to acceleration in accordance with the provisions of this Section 7.03 as provided above. This paragraph and the two immediately succeeding paragraphs shall not affect the rights of Holders of Notes in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay the Additional Interest upon an Event of Default in accordance with this paragraph, the Notes shall be subject to acceleration in accordance with the first paragraph of this Section 7.03.

In order to elect to pay Additional Interest as the sole remedy during the first 365 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations set forth in Section 9.01 in accordance with the immediately preceding paragraph, the Company must notify in writing all Holders of record of Notes and the Trustee and Paying Agent of such election on or before the close of business on the Business Day prior to the date on which such Event of Default would otherwise occur. Upon the Company’s failure to timely give such notice or pay Additional Interest, the Notes shall be immediately subject to acceleration in accordance with the first paragraph of this Section 7.03.

If Additional Interest is payable under this Section 7.03, the Company shall deliver to a Responsible Officer of the Trustee at the Corporate Trust Office a certificate to that effect stating that Additional Interest is payable and the date upon which such Additional Interest shall begin to accrue. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that Additional Interest is not payable. If Additional Interest has been paid by the Company directly to the persons entitled to it, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment.

Payments of the Fundamental Change Purchase Price, Redemption Price, principal and Interest that are not made when due shall accrue Interest per annum at the then-applicable interest rate.

Section 7.04. Limitation on Suits. The limitation on the right of Holders to institute a proceeding under the Indenture or seek other remedies as set forth in the first paragraph of Section 6.04 of the Original Indenture shall not apply to a suit instituted by a Holder of Notes upon a default by the Company in the payment of principal or Interest on the Notes or a failure by the Company to pay or deliver the consideration due upon conversion of any Note, in either case, when due.

Section 7.05. Unconditional Right of Holders To Receive Payment. Notwithstanding any other provision of the Indenture or the Notes, the right of any Holder to receive payment of the principal amount, Fundamental Change Purchase Price or accrued and unpaid Interest in respect of the Notes held by such Holder, on or after the respective due dates expressed in the Notes or any Fundamental Change Purchase Date, as applicable, and to convert the Notes in accordance with Article 5, or to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or affected adversely without the consent of such Holder.

Section 7.06. Waiver of Defaults and Events of Default. Subject to Section 11.02, the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all of the Notes waive any Default or Event of Default hereunder, unless:

(i) the Company fails to pay the principal of or any Interest on any Note when due;

(ii) the Company fails to pay or deliver the consideration due upon conversion of any Note within the time period required herein; or

(iii) the Company fails to comply with any of the provisions herein the modification of which would require the consent of the Holder of each Outstanding Note affected.

Upon any such waiver, such Default or Event of Default shall cease to exist, and any Event of Default arising from such Default shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 7.07. Undertaking for Costs. The provisions of Section 6.07 of the Original Indenture, in addition to the limitations set forth therein, shall not apply to any suit instituted by a Holder to enforce its right to receive the consideration due upon conversion of its Notes within the time period prescribed herein.

Section 7.08. Waiver of Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or Interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 8

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 8.01. Original Indenture. This Article 8 supersedes in its entirety Article 10 of the Original Indenture, with the provisions of Section 8.02 of this Supplemental Indenture superseding the provisions of Section 10.01 of the Original Indenture and the provisions of Section 8.03 of this Supplemental Indenture superseding Section 10.02 of the Original Indenture. In addition, each reference in the Original Indenture to Section 10.01 of the Original Indenture will, respect to the Notes, be deemed to be a reference to Section 8.02 of this Supplemental Indenture.

Section 8.02. Consolidation, Merger and Sale of Assets. The Company shall not consolidate with, enter into a binding share exchange with, or merge with or into, another Person or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any successor Person (any such transaction or series of transactions, a “Merger Transaction”), unless:

(a) the successor Person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of the Company’s obligations under the Notes and the Indenture;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(c) if a supplemental indenture is required in connection with such Merger Transaction, the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such Merger Transaction and such supplemental indenture comply with this Article 8.

Section 8.03. Successor Substituted. Upon any such Merger Transaction, the successor Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company herein; and thereafter, and the Company shall be discharged from its obligations under the Notes and this Indenture, except in the case of any lease of all or substantially all of the Company’s assets.

ARTICLE 9

REPORTS BY COMPANY

Section 9.01. Reports by Company.

This Section 9.01(a) supersedes in its entirety Section 5.03(a) of the Original Indenture and any reference in the Original Indenture to such Section 5.03(a) or any provision therein shall be deemed to refer to this Section 9.01(a) and the corresponding provision herein (if any). So long as any Notes are Outstanding, the Company shall (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the Trustee and the Holders of the Notes within 15 days after the date on which the Company would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all quarterly and annual financial information required to be contained in Forms 10-Q and 10-K. The Company shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports shall be required to be furnished to the Trustee. Documents filed by the Company with the SEC via the Electronic Data Gathering and Retrieval (EDGAR) system (or any successor system) shall be deemed to have been furnished to the Trustee and the Holders of the Notes as of the time such documents are filed via EDGAR. The Trustee shall have no responsibility whatsoever to determine if such filings have been made.

ARTICLE 10

SATISFACTION AND DISCHARGE

Section 10.01. Original Indenture. This Article 10 supersedes in its entirety the corresponding provisions set forth in Article 11 of the Original Indenture and any reference in the Original Indenture to such Article 11 or any provision therein shall be deemed to refer this Article 10 or the corresponding provision herein (if any), as the case may be. For the avoidance of doubt, the reference in Section 4.03(c) of the Original Indenture to “Section 11.05” shall be deemed replaced with a reference to the second paragraph of Section 10.04 hereof.

Section 10.02. Discharge of Indenture. When (a) the Company shall deliver to the Trustee for cancellation all Outstanding Notes theretofore authenticated (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) and not theretofore canceled, or (b) all the Outstanding Notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether at the Stated Maturity Date, on any Redemption Date or on any Fundamental Change Purchase Date or upon conversion and determination of related Settlement Amounts or otherwise) and the Company shall deposit with the Trustee, in trust, cash funds and (in the case of conversion) shares of Common Stock, if any, sufficient to pay all amounts due on all of such Outstanding Notes including principal and Interest due or satisfy the Company’s conversion obligation, as the case may be, (other than any Notes that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, and, in each case, the Company shall also pay or cause to be paid all other sums payable under the Indenture by the Company, then the Indenture shall cease to be of further effect (except as to (i) remaining rights of registration of transfer, substitution and exchange and conversion of Notes, (ii) rights hereunder of Holders to receive payments of principal of and Interest on, or the consideration due upon conversion of, the Notes and the other rights, duties and obligations of Holders, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and (iii) the rights, obligations and immunities of the Trustee hereunder), and the Trustee, on written demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel as may be required pursuant to Section 7.02(k) of the Original Indenture and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture. The Company, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with the Indenture or the Notes.

Section 10.03. Deposited Monies and Shares To Be Held in Trust by Trustee. Subject to Section 10.04, all monies and shares of Common Stock, if any, deposited with the Trustee pursuant to Section 10.02 shall be held in trust for the sole benefit of the Holders, and such monies and shares of Common Stock, if any, shall be applied by the Trustee to the payment, either directly or through the Paying Agent or Conversion Agent (including the Company if acting as the Paying Agent or Conversion Agent), to the Holders of the particular Notes for the payment or settlement of which such monies or shares of Common Stock have been deposited with the Trustee, of all sums due and to become due thereon for principal and Interest or the satisfaction of the Company’s conversion obligation, as the case may be, and payment of all other sums due under the Indenture.

Section 10.04. Paying Agent or Conversion Agent To Repay Monies and Shares Held. Upon the satisfaction and discharge of the Indenture, all monies and shares of Common Stock, if any, then held by the Paying Agent or Conversion Agent (if other than the Trustee) shall, upon written request of the Company, be repaid or delivered to the Company or paid or delivered to the Trustee, and thereupon such Paying Agent or Conversion Agent shall be released from all further liability with respect to such monies and shares of Common Stock, if any.

Subject to the requirements of applicable law, any monies and shares of Common Stock deposited with or paid to the Trustee for payment of the principal of or Interest on or other obligations under, or to satisfy the Company’s conversion obligation with respect to, the Notes and not applied but remaining unclaimed by the Holders of the Notes for two years after the date upon which the principal of or Interest on, or other obligations under, such Notes or the Company’s conversion obligation, as the case may be, shall have become due and payable, shall be repaid or delivered to the Company by the Trustee on demand and all liability of the Trustee shall thereupon cease with respect to such monies and shares of Common Stock; and the Holder of any of the Notes shall thereafter look only to the Company for any payment or delivery that such Holder may be entitled to collect unless an applicable abandoned property law designates another Person.

Section 10.05. Reinstatement. If the Trustee or the Paying Agent or Conversion Agent is unable to apply any money or shares of Common Stock in accordance with Section 10.03 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.02 until such time as the Trustee or the Paying Agent or Conversion Agent is permitted to apply all such money or shares of Common Stock in accordance with Section 10.03; provided, however, that if the Company makes any payment of Interest on or principal of any Note or delivery of shares in respect of its conversion obligation following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or shares of Common Stock held by the Trustee or Paying Agent or Conversion Agent.

ARTICLE 11

SUPPLEMENTAL INDENTURES

Section 11.01. Supplemental Indentures Without Consent of Holders. The Company and the Trustee at any time and from time to time may without notice to, or the consent of, any Holder enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes in addition to the purposes set forth in Section 9.01 of the Original Indenture (as amended hereby with respect to the Notes):

(i) to cure any ambiguity, omission, defect or inconsistency if such supplemental indenture does not adversely affect Holders of the Notes;

(ii) to provide for the assumption by a successor corporation of the obligations of the Company pursuant to Article 8 and otherwise comply with the provisions of Article 8;

(iii) to provide that the Notes are convertible into Reference Property in accordance with Section 5.12 and effect any other changes to the terms of the Notes required under the Indenture in connection therewith;

(iv) to make any change that does not adversely affect the rights of any Holder; or

(v) to conform the provisions of the Indenture to the section entitled “Description of Debt Securities” in the prospectus dated March 12, 2012, as supplemented and amended by the “Description of the Notes” section in the preliminary prospectus supplement dated March 12, 2012 and the related pricing term sheet dated March 13, 2012 relating to the offering and sale of the Notes, as evidenced in an Officer’s Certificate.

For purposes of the Notes, clauses (a), (b), (e) and (f) of Section 9.01 of the Original Indenture shall be deemed to be deleted in their entirety.

Section 11.02. Supplemental Indentures with Consent of Holders. Except as provided below in this Section 11.02 and Section 9.02 of the Original Indenture, the Indenture or the Notes may be amended as set forth in Section 9.02 of the Original Indenture.

Notwithstanding Section 9.02 of the Original Indenture, and in addition to any restrictions set forth in the proviso in Section 9.02 of the Original Indenture, without the written consent of each Holder of an Outstanding Note affected thereby, no amendment, supplement or waiver may be made to the Indenture if such amendment, supplement or waiver would:

(i) change the stated maturity of the principal of the Notes;

(ii) reduce the amount of principal payable upon acceleration of the maturity of the Notes;

(iii) change the currency of payment of principal of or Interest on the Notes or change any Note’s Place of Payment;

(iv) impair the right of any Holder to receive payment of principal of and Interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

(v) modify the provisions with respect to the purchase rights of the Holders as provided in Article 4 or the provisions with respect to the Company’s redemption right pursuant to Article 6, in each case, in a manner adverse to Holders of Notes;

(vi) change the ranking of the Notes; or

(vii) adversely affect the right of Holders to convert their Notes hereunder, or reduce the Conversion Rate.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Provisions of Original Indenture. With respect to the Notes:

(i) Section 6.06 of the Original Indenture shall be amended by deleting the words “or subject the Trustee in its sole discretion to personal liability” in the first sentence thereof;

(ii) Section 7.02(j) of the Original Indenture shall be amended by (a) inserting the word “reasonable” immediately prior to the word “understanding” in the second sentence thereof and (b) inserting the word “reasonable” immediately prior to the word “reliance” in the third sentence thereof;

(iii) Section 7.02 of the Original Indenture shall be amended by inserting the words “(including the Fundamental Change Purchase Price or Redemption Price, if applicable) or the consideration due upon conversion of” immediately following the words “principal of” in the sentence following clause (k) thereof; and

(iv) Section 7.14 of the Original Indenture shall be amended by (a) deleting the words “or, if later, after it is known to a Responsible Officer of the Trustee or written notice of it is received by the Trustee” and (b) inserting the words “, or the consideration due upon conversion of,” following the words “or interest on” in the proviso thereto.

Section 12.02. Successors. All agreements of the Company and the Trustee in the Indenture and the Notes shall bind their respective successors.

Section 12.03. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.04. Calculations. Except as otherwise provided herein, the Company and its agents shall be responsible for making all calculations called for under the Indenture and the Notes, including, but not limited to, determinations of the Closing Sale Prices of Common Stock, any adjustments to the Conversion Rate, the consideration deliverable in respect of any conversion and accrued Interest payable on the Notes. The Company shall make all these calculations in good faith and, absent manifest error, its calculations shall be final and binding on Holders. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee shall forward a copy of such schedule to any Holder upon the written request of such Holder.

Section 12.05. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their respective successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 12.06. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.07. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE TRUST INDENTURE ACT IS APPLICABLE.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

MEDIVATION, INC.

By:	/s/ C. Patrick Machado
Name:	C. Patrick Machado
Title:	Chief Business Officer and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
Name:	Michael Tu
Title:	Assistant Vice President

SCHEDULE A

Make-Whole Table

The following table sets forth the number of Additional Shares to be added to the Conversion Rate for each $1,000 principal amount of Notes pursuant to, and under the circumstances described in, Section 5.02 of this Supplemental Indenture, based on hypothetical Stock Prices and Effective Dates:

	Stock Price
Effective Date	$71.41	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$133.22	$140.00	$150.00	$175.00	$200.00
March 19, 2012	4.2450	3.6285	2.9478	2.4357	2.0414	1.7320	1.4850	1.4162	1.2852	1.1215	0.8225	0.6255
April 1, 2013	4.2450	3.5336	2.8132	2.2767	1.8684	1.5519	1.3029	1.2341	1.1044	0.9443	0.6601	0.4807
April 1, 2014	4.2450	3.3251	2.5430	1.9687	1.5403	1.2169	0.9703	0.9038	0.7806	0.6335	0.3910	0.2555
April 1, 2015	4.2450	3.1586	2.2503	1.5532	1.0073	0.5901	0.3016	0.0000	0.0000	0.0000	0.0000	0.0000
April 1, 2016	4.2450	3.0502	2.1008	1.4019	0.8649	0.4219	0.0325	0.0000	0.0000	0.0000	0.0000	0.0000
April 1, 2017	4.2450	2.7414	1.3525	0.2414	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

EXHIBIT A

[FORM OF FACE OF SECURITY]

[INCLUDE IF A GLOBAL SECURITY]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

MEDIVATION, INC.

Initially $[        ]

No.

2.625% Convertible Senior Note due 2017

CUSIP No.: 58501N AA9

ISIN Number: US58501NAA90

MEDIVATION, INC., a Delaware corporation, promises to pay to [CEDE & CO., or its registered assigns]1, the principal sum of              DOLLARS, [as revised by the Schedule of Increases or Decreases in Global Security attached hereto,]2 on April 1, 2017.

Interest Payment Dates: April 1 and October 1 (or, if any such day is not a Business Day, the immediately following Business Day) commencing on October 1, 2012.

Interest Record Dates: March 15 and September 15.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into cash, shares of Common Stock or a combination thereof, at the Company’s election, on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

[1]	Use bracketed language for a Global Security.
[2]	Use bracketed language for a Global Security.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

MEDIVATION, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein issued under the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL

ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE OF NOTE]

MEDIVATION, INC.

2.625% Convertible Senior Note due 2017

1.	Interest

MEDIVATION, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture, the “Company”), promises to pay Interest on the principal amount of this Note at the rate of 2.625% per annum. The Company will pay Interest semiannually on April 1 and October 1 of each year, commencing on October 1, 2012 (or, if any such day is not a Business Day, the immediately following Business Day). Interest on this Note will accrue from the most recent date to which Interest has been paid or, if no Interest has been paid, from March 19, 2012. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay Interest (including post-petition Interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate of Interest then in effect; and it shall pay Interest (including post-petition Interest in any proceeding under any Bankruptcy Law) on overdue installments of Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.

2.	Paying Agent, Security Registrar and Conversion Agent

Initially, Wells Fargo Bank, National Association, a national banking association (the “Trustee”), will act as Paying Agent, Security Registrar and Conversion Agent. The Company may appoint and change any Paying Agent, Security Registrar or Conversion Agent in accordance with the terms of the Indenture. The Company may act as Paying Agent, Security Registrar or Conversion Agent.

3.	Indenture

The Company issued the Notes under an Indenture dated as of March 19, 2012 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated as of March 19, 2012 (the “Supplemental Indenture” and the Original Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”), between the Company and the Trustee. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.

This Note is one of the Securities of the Company, designated as its 2.625% Convertible Senior Notes due 2017, issued pursuant to the Indenture in an initial aggregate principal amount of $258,750,000. Additional Notes may be issued in accordance with the terms of the Indenture. The Indenture also imposes limitations on the ability of the Company to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of the property of the Company.

4.	Conversion

Subject to certain conditions and during certain periods specified in the Indenture, at any time until the close of business on the second Business Day immediately preceding the Stated Maturity Date of this Note, the Holder hereof has the right, at its option, to convert each $1,000 principal amount of this Note into cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, determined as set forth in the Indenture, based on the applicable Conversion Rate, as the same may be adjusted from time to time pursuant to the terms of the Indenture.

5.	Denominations, Transfer, Exchange

The Notes are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the terms of the Indenture, subject to certain exceptions set forth therein. Upon any transfer or exchange, the Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture.

6.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes, subject to certain exceptions specified in the Indenture.

7.	Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare the principal of and accrued and unpaid Interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and Interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Notwithstanding the foregoing, at the election of the Company, the sole remedy for an Event of Default relating to a failure to file certain reports with the Commission and the Trustee shall for the first 365 calendar days after such Event of Default consist exclusively of the right to receive Additional Interest.

8.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

9.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

10.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

11.	GOVERNING LAW

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE TRUST INDENTURE ACT IS APPLICABLE.

12.	CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee shall use the CUSIP and ISIN numbers in notices as a convenience to Holders, provided, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP and ISIN numbers printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and that the validity of any such notice shall not be affected by any defect in or omission of any such numbers.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL SECURITY3

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[3]	For Global Securities only.

[FORM OF CONVERSION NOTICE]

To: Medivation, Inc.

The undersigned registered owner of this Note hereby irrevocably exercises the option to convert this Note, or the portion thereof (which is $1,000 or a multiple thereof) below designated, into, cash, shares of Common Stock of Medivation, Inc. or a combination of cash and shares of Common Stock, at the Company’s election, in accordance with the terms of the Indenture referred to in this Note, and directs that the check in payment for cash, if any, and the shares, if any, issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below.

If shares or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto. In addition, subject to certain exceptions in the Indenture, if this notice is being delivered on a date after the close of business on a Record Date and prior to the open of business on the related Interest Payment Date, this notice is accompanied by payment of an amount equal to the Interest payable on such Interest Payment Date of the principal of this Note to be converted.

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

Fill in the registration of shares of Common Stock, if any, if to be issued, and Notes, if any, to be delivered, and the person to whom cash, if any, and payment for fractional shares, if any, is to be made, if other than to and in the name of the registered Holder:

Please print name and address

(Name)

(Street Address)

(City, State and Zip Code)

Principal amount to be converted
(if less than all, must be $1,000 or whole multiples thereof):

$

Social Security or Other Taxpayer Identification Number:

NOTICE: The signature on this Conversion Notice must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]

To: Medivation, Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Medivation, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to purchase from the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Purchase Date does not fall during the period after a Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid Interest thereon to, but excluding, such Fundamental Change Purchase Date.

In the case of Physical Securities, the certificate numbers of the Notes to be purchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

principal amount to be repaid (if less than all): $ ,000

NOTICE: The signature on the Fundamental Change Purchase Notice must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

[FORM OF ASSIGNMENT AND TRANSFER]

For value received                                               hereby sell(s), assign(s) and transfer(s) unto                              (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                              attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.

Signature Guarantee

B-1